Exhibit 99.1

Nuwellis and DaVita Extend Supply and Collaboration Agreement Pilot Phase

Pilot Collaboration for Aquadex® Ultrafiltration Therapy for Adult Patients with Congestive Heart Failure is extended to August 31, 2024

MINNEAPOLIS — Jun. 6, 2024 — Nuwellis, Inc. Nuwellis, Inc. (Nasdaq: NUWE), a medical technology company dedicated to transforming the lives of patients with fluid overload, today announced the extension of its pilot phase under its previously announced supply and collaboration agreement with DaVita Inc. (NYSE: DVA) until August 31, 2024.

This program aims to pilot Aquadex® ultrafiltration therapy for adult patients suffering from congestive heart failure and related conditions in select U.S. markets. Today, DaVita serves as a leading provider of kidney care services, including acute and outpatient dialysis care for patients in-center and at home. The extension of the pilot will allow additional time to evaluate ultrafiltration therapy using the Aquadex SmartFlow system with high-need patients in the hospital.

At the conclusion of the pilot, DaVita may extend the supply agreement with Nuwellis for continued provision of both inpatient and outpatient ultrafiltration services for up to 10 years. This opportunity for long-term collaboration highlights the commitment of both companies to advancing patient care through innovative medical solutions.

About Nuwellis
Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovation. The company is focused on commercializing the Aquadex SmartFlow® system for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, with a wholly owned subsidiary in Ireland. For more information visit www.nuwellis.com or visit us on LinkedIn or X.

About DaVita
DaVita (NYSE: DVA) is a healthcare provider focused on transforming care delivery to improve quality of life for patients globally. The company is one of the largest providers of kidney care services in the U.S. and has been a leader in clinical quality and innovation for more than 20 years. DaVita cares for patients at every stage and setting along their kidney health journey—from slowing the progression of kidney disease to helping to support transplantation, from acute hospital care to dialysis at home. As of December 31, 2022, DaVita served 200,000 patients at 2,724 outpatient dialysis centers in the United States. The company also operated 350 outpatient dialysis centers in 11 other countries worldwide. DaVita has reduced hospitalizations, improved mortality, and worked collaboratively to propel the kidney care industry to adopt an equitable and high-quality standard of care for all patients, everywhere. To learn more, visit www.davita.com/About.

About the Aquadex SmartFlow® System
The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

Forward-Looking Statements
Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the new market opportunities and anticipated growth in 2024 and beyond. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our ability to execute on our commercialization strategy, the impact of the COVID-19 pandemic, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

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CONTACTS

Investors:
Vivian Cervantes
Gilmartin Group
ir@nuwellis.com